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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM 8-K

                                 CURRENT REPORT
                                   Pursuant to
                             Section 13 or 15(d) of

                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of Earliest Event Reported): March 5, 2002

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                            GENOME THERAPEUTICS CORP.
             (Exact name of registrant as specified in its charter)


       Massachusetts                   0-10824               04-2297484

(State or other jurisdiction      (Commission File          (I.R.S. Employer
    of incorporation)                  Number)           Identification Number)



                                100 Beaver Street
                          Waltham, Massachusetts 02453

          (Address, of principal executive offices, including zip code)


                                 (781) 398-2300

               (Registrant's Telephone number including area code)

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                               Page 1 of 4 pages.

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Item 5.   OTHER EVENTS

         On March 5, 2002, Genome Therapeutics Corp. entered into a Purchase Agreement with two institutional investors (the "Purchasers") pursuant to which Genome Therapeutics has issued convertible notes to the Purchasers in the aggregate principal amount of $15 million in a private placement.

         The following summary highlights certain material terms of the private placement transaction between Genome Therapeutics and the Purchasers. Because this is a summary, it does not contain all of the information that is included in the transaction documents and, consequently, is qualified in its entirety by the Purchase Agreement, Form of Note, Form of Warrant and Form of Registration Rights Agreement, which are attached as Exhibits hereto.

         The notes may be converted into Genome Therapeutics common stock at the option of the holder, at a price of $8.00 (subject to certain adjustments described below). The maturity date for the notes is December 31, 2004. The notes bear interest at 6% per annum and the interest is payable, in cash or in stock, semi-annually on June 30 and December 31 of each year.

         The investors also received warrants to purchase up to 487,500 shares of Genome Therapeutics' common stock at an exercise price of $8.00 per share (subject to certain adjustments described below). The warrants only become exercisable to the extent the notes are converted or if certain other redemptions or repayments of the notes occur.

         The notes and warrants include provisions for adjustment of conversion or exercise price, as the case may be, and number of shares issuable upon a conversion or exercise in the event of stock splits, stock dividends, reverse stock splits, and issuances by the Company of shares of its capital stock at prices below the conversion price of the notes or the exercise price of the warrants, as the case may be, or the fair market value of the common stock if higher than such conversion price or exercise price, as the case may be.

         Genome Therapeutics can require the holders of the notes to convert the outstanding principal balance of the notes into common stock if the closing price of its common stock is above $18.00 for 25 consecutive trading days. The notes also contain provisions limiting Genome Therapeutics' ability to incur debt that is senior to the notes, with an exception for certain equipment financing. If at any time on or after December 31, 2003, the Company maintains a net cash balance (i.e., cash and cash equivalents less obligations for borrowed money bearing interest) of less than $35 million, then the holders of the notes can require that all or any part of the outstanding principal balance of the notes plus all accrued but unpaid interest be repaid.

         Upon a change of control of Genome Therapeutics, the notes permit the Purchasers, at their option (i) thereafter to convert the notes into the consideration (e.g., shares of stock, cash or other property) that the Purchasers would have received if they had converted their notes into Company common stock immediately prior to the change of control, at a price equal to the lower of the conversion price or the then applicable market price or (ii) within 60 days of the change of control, to require the surviving company to redeem their notes at the greater of a specified premium to the outstanding amount (e.g. 120% of principal in year 1, 113% or principal in year 2 and 106% of principal in year 3) or the fair market value of the number shares of common stock



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into which the notes are convertible, determined on the basis of the lower of the conversion price or the fair market value of the common stock.

         Genome Therapeutics has also granted the Purchasers a right of participation to purchase up to 33.33% of the amount of securities sold to investors in non-registered or "shelf" capital raising transactions (subject to certain exceptions) so long as any of the notes remain outstanding.

         Genome Therapeutics is required under the Registration Rights Agreement among the parties to file a registration statement with the United States Securities and Exchange Commission to register for resale the shares of common stock underlying the notes and warrants. In the event the registration statement does not become effective within certain specified time periods, Genome Therapeutics will be required to pay to the Purchasers liquidated damages of 2% per month of the outstanding principal balance of the notes plus 2% of the aggregate market value of any shares issued upon conversion of the notes.

         A placement fee of $600,000 plus warrants to purchase 100,000 shares of Genome Therapeutics' common stock was paid to Genome Therapeutics' placement agent, Ladenburg Thalmann & Co.

         Also attached hereto is a copy of the Genome Therapeutics' press release announcing the closing of the private placement transaction with the Purchasers.

Item 7.  Financial Statements and Exhibits.

(c)  Exhibits

         4.1 Purchase Agreement by and among Genome Therapeutics Corp. and certain Purchasers dated March 5, 2002.

         4.2      Form of Note

         4.3      Form of Warrant

         4.4      Form of Registration Rights Agreement

         99.1     Press Release dated March 6, 2002.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               GENOME THERAPEUTICS CORP.

                                               By  /s/ Stephen Cohen
                                                 ------------------------
                                                 Name: Stephen Cohen
                                                 Title:  Chief Financial Officer

Date: March 6, 2002




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                                  EXHIBIT INDEX

4.1 Purchase Agreement by and among Genome Therapeutics Corp. and certain Purchasers dated March 5, 2002.

4.2      Form of Note

4.3      Form of Warrant

4.4      Form of Registration Rights Agreement

99.1     Press Release dated March 6, 2002.